Exhibit 10.45

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the "Amendment"), is made as of this 3rd day of January 2017 (the "Effective Date"), by and between Everi Payments Inc., a Delaware corporation formerly known as Global Cash Access, Inc. (the "Company") and wholly-owned subsidiary of Everi Holdings Inc., a Delaware corporation formerly known as Global Cash Access Holdings, Inc. ("Everi Holdings"), and Juliet A. Lim ("Executive"). This Amendment amends that certain Employment Agreement, dated August 5, 2014, by and between the Company and the Executive (the "Agreement"). Capitalized terms used in this Amendment and not defined have the meanings given them in the Agreement.

R E C I T A L S

A.    Whereas, the Company and Executive desire to amend the Agreement.

B.    The Company and Executive therefore wish to enter into this Amendment regarding Executive's  employment with Company.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

           Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1  Position, Duties, Responsibilities

"1.1    Position.     The Company hereby employs Executive to render services to the Company in the position of Executive Vice President, Payments Business Leader, reporting directly to the Chief Executive Officer of the Company. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily performed by Executive Vice Presidents, Payments Business Leader of similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of Everi Holdings Inc. and any of the Company's direct or indirect, wholly-owned or partially-owned subsidiaries or Everi Holdings Inc.'s affiliates. Executive shall also hold the position of Chief Legal Officer for the Company and shall perform such duties and responsibilities in that role as are reasonably assigned to Executive by the Chief Executive Officer or Board of Directors; provided that, upon the Company's appointment of a person to the position of General Counsel of the Company, Executive shall have no further responsibility or obligation to, and shall not, act in the capacity of General Counsel or otherwise supervise, oversee or direct the Company's General Counsel or any of the other members of the legal and compliance departments or outside counsel engaged in legal representation of the Company. Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time reasonably and lawfully prescribe. During Executive's employment by the Company, Executive shall, subject to Section 1.2, devote Executive's full energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this

Agreement. Executive shall be deemed an "Executive Officer" for purposes of indemnification by the Company pursuant to Article XI of the Company's bylaws."

2.           Section 4.3 of the Agreement shall be amended to include a final sentence that reads as follows:

"If Executive provides not less than ninety (90) days' prior written notice of her intent to voluntarily resign from the Company as of a date that is on or prior to December 31, 2017, then, upon the effective date of her resignation following such ninety (90) day period, her resignation shall be deemed a Termination by Executive for Good Reason and she shall be entitled to the severance payments and benefits provided in the event of a Termination by Executive for Good Reason as set forth in Sections 4.3.1-4.3.4."

3.           Section 4.3.2 of the Agreement shall be amended to place an "(a)" in front of the current provision and adding a clause (b) and a clause (c) thereto that read as follows:

"(b)     In addition to the benefits provided under Section 4.3.2(a) above, if Executive voluntarily resigns her employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by Executive for Good  Reason, then Executive shall be entitled to receive a bonus (the "Pro Rata Bonus") equal to Executive's base salary at the effective date of termination multiplied by a percentage equal to  the product of (i) the average percentage of base salary earned by and paid to the other senior executives of the Company as a group as an incentive bonus for the fiscal year ending December 31, 2017, as calculated by the Company pursuant to its 2017 cash incentive bonus plan, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed between January 1, 2017 and the effective date of Executive's voluntary resignation, and the denominator of which is 365.  For the avoidance of doubt, "the average percentage of base salary" shall be determined by adding together the percentages earned by each person in the senior executive group and dividing by the number of persons in the senior executive group, such that, if there are five other members of the senior executive group who receive bonuses equal to 40%, 50%, 60%, 70% and 80% of base salary, then the average percentage of base salary would be 60%. For example, if, pursuant to the last sentence of Section 4.3, Executive provides written notice on March 1, 2017 of her intent to voluntarily resign from the Company effective May 31, 2017, and the other senior executives of the Company later are determined to have earned bonuses for the fiscal year ending December 31, 2017 equal to an average of 60% of base salary, then Executive shall be entitled to receive a Pro Rata Bonus equal to Executive's base salary at the effective date of termination multiplied by 24.82%, such percentage being determined as follows: (A) Executive's base salary at the effective date of termination, multiplied by (B) 60%, multiplied by (C) 151/365.  Any such Pro Rata Bonus payable pursuant to the foregoing, if any, shall be paid  in cash when the other senior executives of the Company are paid their annual bonuses for 2017, and on or before March 15, 2018.

(c)     In addition to the benefits provided under Section 4.3.2(a) and Section 4.3.2(b) above, if Executive voluntarily resigns her employment with the Company during the fiscal year ending December 31, 2017 in accordance with the last sentence of Section 4.3 and, pursuant to the last sentence of Section 4.3, such voluntary resignation is treated as a Termination by

Executive for Good Reason, then the Company shall pay to Executive an amount equal to $33,000, as a reimbursement for moving expenses incurred by Executive, such amount to be paid in a single lump sum on the first regular payroll date of the Company following the Release Deadline (as defined in Section 4.8) and to be subject to standard deductions and withholdings."

           Section 7.2 of the Agreement shall be amended by deleting the second and third sentences thereof and replacing such sentences with the following:

"For the avoidance of doubt, the foregoing shall not prohibit Executive from (a) being employed by or engaged as a consultant by, or having any ownership interest in, or participating in the financing, operation, management or control of, any of the following companies (or their respective subsidiaries and successors): Scientific Games Corporation, International Game Technology or Novomatic AG, or (b) engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination. For purposes of this Agreement, the "Noncompete Term" shall be the period of one (1) year after the termination of Executive's employment hereunder."

5.           Except as otherwise set forth specifically in this Amendment, the Agreement shall remain in full force and effect.

(Signatures on following page)

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ Juliet A. Lim
	Michael D. Rumbolz, President and	Juliet A. Lim
Chief Executive Officer